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                                                                     Exhibit 3

                                       RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                               HICKORY TECH CORPORATION


                                      ARTICLE I

The name of this Corporation is Hickory Tech Corporation.

                                      ARTICLE II

The registered office of this Corporation is located at 221 East Hickory Street, Mankato, Minnesota 56001.

                                     ARTICLE III

This Corporation is authorized to issue an aggregate total of One Hundred Million (100,000,000) shares, which shares shall have no par value.

                                      ARTICLE IV

Except as otherwise required by applicable law, each share shall have such voting rights as may be established by the Board of Directors. There shall be no cumulative voting of shares except as otherwise determined by the Board of Directors in connection with establishing the rights and preferences of shares in accordance with Article VII hereof.

                                      ARTICLE V

No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

                                      ARTICLE VI

The business and affairs of this Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than six and not more than twelve persons, who need not be shareholders. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist of not less than two and not more than four directors. The exact number of directors in each class shall be determined by the Board of Directors prior to the regular meeting at which directors of such class are to be elected; but thereafter the authorized number of directors in such class may be increased by the Board of Directors.

The term of the initial directors in Class I shall expire at the regular meeting of the shareholders of this Corporation held in 1986. The term of the initial directors in Class II shall expire at the regular meeting of the shareholders of this Corporation held in 1987. The term of office of the initial directors in Class III shall expire at the regular meeting of the shareholders of this Corporation held in 1988. At each succeeding regular meeting of shareholders beginning with the regular meeting held in 1986, successors to the class of directors whose term expires at that regular meeting shall be elected for a three-year term. Any director

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of any class elected to fill a vacancy in such class shall hold office for a term that shall coincide with the remaining term of that class. A director shall hold office until the regular meeting held in the year in which the director's term expires and until a successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A director (including a director named by the Board of Directors to fill a vacancy) may be removed from office only for cause. Any vacancy on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall have the same remaining term as that of such director's predecessor.

The manner of election, time and place of meeting, and the powers and duties of the directors of this Corporation shall be prescribed by the Bylaws except as otherwise provided by law or these Articles of Incorporation.

There shall initially be twelve directors of this Corporation, and each class of directors shall consist of four directors.

The names of the first directors of this Corporation and the classes in which such directors will serve is as follows:

                                    Class I

                              Charles R. Butler
                               P. M. Ferguson
                               Waldo R. Jaax
                               Laird D. Waldo


                                    Class II

                               Lowell W. Andreas
                               William C. Blethen
                                Lee T. Snilsberg
                                Paul L. Stevens


                                   Class III

                               Thomas R. Borchert
                                Richard L. Myers
                              Brett M. Taylor, Jr.
                                Jerome F. Thomas


                                     ARTICLE VII
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The Board of Directors shall have the authority to create and authorize the issuance of any number of classes or series of shares of this Corporation, and to establish the rights and preferences thereof.

                                     ARTICLE VIII

Any amendment of the Articles of Incorporation shall be adopted only if it receives the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon.

                                      ARTICLE IX

The affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon shall be required for the adoption of any agreement of merger or exchange of shares involving this Corporation, or for approving the dissolution of this Corporation, or for the authorization of any sale, lease, exchange or other disposition of all or substantially all of the property and assets of this Corporation, including its good will.

                                     ARTICLE X.

The provisions of Minnesota Statutes Section 302A.671 relating to Control Share Acquisitions shall apply to this Corporation.

                                    ARTICLE XI.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or the shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article Eleven becomes effective. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation and elimination on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended. No amendment to or repeal of this Article Eleven shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                    ARTICLE XII.

A. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section B of this Article XII, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled

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to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or any other provision of these Articles of Incorporation or otherwise.

B. The provisions of Section A of this Article XII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation, if the conditions specified in either of the following Paragraphs 1 or 2 are met:

1. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

2.  All of the following conditions shall have been met:

a. The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount determined under clauses (i) and (ii) below:

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder (as hereinafter defined) for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock (a) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or (b) in the transaction in which it became an Interested Shareholder, whichever is higher; and

(ii) the Fair Market Value per share of Common Stock on the date on which the Interested Shareholder became an Interested Shareholder (such latter date being referred to herein as the "Determination Date"), whichever is higher.

b. The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i),
(ii), and (iii) below:

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock (a) within the two-year period immediately prior to the Announcement Date or (b) in the transaction in which it became an Interested Shareholder, whichever is higher; and

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(ii)  the Fair Market Value per share of such class or series of Capital
Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(iii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

c. The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder. The price determined in accordance with Paragraphs 2.a and 2.b of Section B of this Article XII shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

d. After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock dividend, stock split, combination of shares or similar event), except as approved by a majority of the Continuing Directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and
(iii) except as approved by a majority of the Continuing Directors, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of Capital Stock.

e. After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation whether in anticipation of or in connection with such Business Combination or otherwise.

f. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination. The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that a majority of the Continuing Directors may choose to make and, if deemed advisable by a majority of the

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Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Shareholder and its Affiliates (as hereinafter defined) or Associates (as hereinafter defined).

g. Such Interested Shareholder shall not have made or caused to be made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

C.  For the purposes of this Article XII:

1.  The term "Business Combination" shall mean:

a. any merger, consolidation or statutory exchange of shares of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger, consolidation or statutory share exchange would be an Affiliate or Associate of an Interested Shareholder; provided, however, that the foregoing shall not include the merger of a wholly-owned Subsidiary of the Corporation into the Corporation or the merger of two or more wholly-owned Subsidiaries of the Corporation; or

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary equal to or greater than ten percent (10%) of the book value of the consolidated assets of the Corporation; or

c. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the Corporation or any Subsidiary of any assets of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder equal to or greater than ten percent (10%) of the book value of the consolidated assets of the Corporation; or

d. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any securities of the Corporation (except pursuant to stock dividends, stock splits, or similar transactions which would not have the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder) or of any securities of a Subsidiary (except pursuant to a pro rata distribution to all holders of Common Stock of the Corporation); or

e. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

f. any transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially

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owned by any Interested Shareholder or any Affiliate or Associate of any
Interested Shareholder, including, without limitation any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or statutory exchange of shares of the Corporation with any of its Subsidiaries; or

g. any agreement, contract or other arrangement or understanding providing for any one or more of the actions specified in the foregoing clauses (a) to
(f).

2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article III of these Articles of Incorporation. The term "Voting Stock" shall mean all Capital Stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

3. The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

4. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

5. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) the right to dispose or direct the disposition of, pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5, but shall not include any other shares of Capital Stock that may be

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issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

6. The term "Affiliate", used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. The term "Associate", used to indicate a relationship with a specified person, shall mean (a) any person (other than the Corporation or a Subsidiary) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified person or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the Corporation or any Subsidiary, and (d) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or a Subsidiary).

7. The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is beneficially owned, directly or indirectly, by the Corporation; provided however, that for the purposes of Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the Corporation.

8. The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who was a member of the Board of Directors prior to the time that the Interested Shareholder involved in the Business Combination in question became an Interested Shareholder, and any member of the Board of Directors, while such person is a member of the Board of Directors, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of a majority of the Continuing Directors; provided, however, that in no event shall an Interested Shareholder involved in the Business Combination in question or any Affiliate, Associate or representative of such Interested Shareholder, be deemed to be a Continuing Director.

9. The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this Article XII shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

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D.  The Continuing Directors by majority vote shall have the power to determine for the purposes of this Article XII, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock (including Voting Stock) or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are the subject of any Business Combination equal or exceed ten percent (10%) of the book value of the consolidated assets of the Corporation, (e) whether a proposed plan of dissolution or liquidation is proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (f) whether any transaction has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (g) whether any Business Combination satisfies the conditions set forth in Paragraph 2 of Section B of this Article XII, and (h) such other matters with respect to which a determination is required under this Article
XII. Any such determination made in good faith shall be binding and conclusive on all parties.

E. Nothing contained in this Article XII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

F. The fact that any Business Combination complies with the provisions of Section B of this Article XII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

G. Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article XII.